EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs Trust of our reports dated December 23, 2019, relating to the financial statements and financial highlights, which appear in Goldman Sachs ESG Emerging Markets Equity Fund and Goldman Sachs Imprint Emerging Markets Opportunities Fund (formerly, Goldman Sachs N-11 Equity Fund) Annual Reports on Form N-CSR for the year ended October 31, 2019. We also consent to the reference to us under the headings “Experts”, “Independent Registered Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP
Boston, Massachusetts
November 13, 2020